Filed Pursuant to Rule 424(b)(5)
Registration No. 333-271225

Amendment No. 1 dated August 7, 2023
To Prospectus Supplement dated May 4, 2023
(To Prospectus dated May 2, 2023)

Up to $50,000,000
Common Stock

This Amendment No. 1 to Prospectus (the “Amended Prospectus Supplement”) amends the information in our prospectus supplement dated May 4, 2023 (the “Prospectus Supplement”) relating to shares of our common stock that may be issued and sold in accordance with the terms of an at the market sales agreement (the “Sales Agreement”), dated May 4, 2023, with Oppenheimer & Co. (the “Agent”). This Amended Prospectus Supplement should be read in conjunction with the Prospectus Supplement and the prospectus dated May 2, 2023 (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement and the Prospectus. This Amended Prospectus Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement and Prospectus, and any future amendments or supplements thereto.

On August 7, 2023, we entered into an amendment to the Sales Agreement with the Agent, which increases the aggregate offering amount under the Sales Agreement to $50,000,000 (the “Amended Sales Agreement”). This Amended Prospectus Supplement is being filed to increase the aggregate offering amount of the shares of our common stock offered by the Prospectus Supplement and that may be sold pursuant to the Amended Sales Agreement. Each reference to “$9,032,567” in the Prospectus Supplement is hereby amended to be “$50,000,000”. As of August 4 2023, we have sold an aggregate of 8,927,334 shares of our common stock pursuant to the Sales Agreement with an aggregate offering price of approximately $8.3 million, leaving an aggregate offering price of up to approximately $41.7 million remaining under this Amended Prospectus Supplement.

We are no longer subject to the General Instruction I.B.6. of Form S-3 as the aggregate market value of our common stock held by non-affiliates equaled or exceeded $75.0 million as of August 4, 2023. As of August 4, 2023, the aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $92.6 million, based on 20,945,431 shares of our outstanding common stock that were held by non-affiliates on such date and a price of $4.42 per share, which was the price at which our common stock was last sold on The Nasdaq Capital Market on June 23, 2023 (a date within 60 days of the date hereof), calculated in accordance with General Instruction I.B.6 of Form S-3. If we become subject to the offering limitations contained in General Instruction I.B.6 of Form S-3 in the future, we will file another prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market under the symbol “AVTX.” On August 4, 2023, the last reported sale price of our common stock on the Nasdaq Capital Market was $0.175 per share.

Sales of our common stock, if any, under this prospectus supplement will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, or the Securities Act. The Agent is not required to sell any specific amount, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices on mutually agreed terms between the Agent and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Investing in our securities involves a high degree of risk. Before making any investment decision, you should carefully review and consider all the information in this Amended Prospectus Supplement, the Prospectus Supplement, the Prospectus and the documents incorporated by reference herein and therein. See “Risk Factors” set forth in the documents we file with the Securities and Exchange Commission that are incorporated by reference herein for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

Oppenheimer & Co.

Amendment No. 1 to Prospectus Supplement dated August 7, 2023.